LanzaTech and Tadweer to
explore collaboration on conversion of waste
to alternative fuels
The potential project aims to identify the optimum transformation for multiple solid waste streams to clean fuel or clean energy
Abu Dhabi (February 15, 2023) – LanzaTech Global, Inc. ("LanzaTech"), an innovative Carbon Capture and Transformation ("CCT") company that transforms waste carbon into materials such as sustainable fuels, fabrics, packaging, and other products that people use in their daily lives, and the Abu Dhabi Waste Management Company (“Tadweer”), the leading entity responsible for the development of waste management services in Abu Dhabi and a main key player that supports the adoption of the Emirate’s circular economy, today announced a collaboration to explore business opportunities to develop a large-scale conversion plant for transforming solid municipal waste into sustainable alternative fuel.
Eng. Ali Al Dhaheri, Chief Executive Officer of Tadweer, said: "This is another great partnership we are exploring in 2023 – the UAE's Year of Sustainability. It exemplifies our commitment to partnering with leading waste management entities and driving sustainability across our organization. We believe that waste is a resource to be harnessed, and with LanzaTech's support, we aim to make this a reality".
"The project represents a tremendous opportunity to protect the planet by turning waste carbon into sustainable aviation fuel, keeping fossil fuels in the ground," said Jennifer Holmgren, Chief Executive Officer of LanzaTech. "The carbon found in municipal solid waste, which is piling up in landfills or being incinerated globally, can play a critical role in eliminating the virgin fossil resources used to make fuels and chemicals. It is a testament to the UAE's leadership and strong sustainability agenda that our technology has found a home here. This collaboration further advances the US and UAE's Partnership for Accelerating Clean Energy (PACE) and provides a foundation for deepening cooperation on circular economy and low-carbon fuels."
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About Tadweer
The Abu Dhabi Waste Management Company (Tadweer), part of ADQ, is the sole custodian of waste management for the Emirate of Abu Dhabi and is committed to developing an integrated waste management sector and becoming a leader in extracting value from waste to contribute to national sustainability ambitions.

About LanzaTech
Headquartered in Skokie, Ill., LanzaTech transforms waste carbon into materials such as sustainable fuels, fabrics, packaging, and other products. Using a variety of waste feedstocks, LanzaTech’s technology platform highlights a future where consumers are not dependent on virgin fossil feedstocks for everything in their daily lives. LanzaTech’s goal is to challenge and change the way the world uses carbon, enabling a new circular carbon economy where carbon is reused rather than wasted, skies and oceans are kept clean, and pollution becomes a thing of the past. For more LanzaTech visit https://lanzatech.com.
Forward-Looking Statements
This press release includes forward-looking statements regarding LanzaTech based on the beliefs and assumptions of its management. Although LanzaTech believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, LanzaTech cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. You should not put undue reliance on these statements, which speak only as of the date hereof. LanzaTech undertakes no obligations to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except as required by law.
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